Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 19, 2010 (except for Note 17, as to which the date is May 10, 2010 and for Note 19, as to which the date is October 1, 2010), with respect to the consolidated financial statements of DriveTime Automotive Group, Inc. and DT Acceptance Corporation and their subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Phoenix, Arizona

October 1, 2010